Exhibit 16





December 22, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read Item 4 of Form 8-K/A dated December 19, 1997, of Security Capital Group Incorporated and are in agreement with the statements contained in the second paragraph that on December 5, 1997, Homestead Village Incorporated ("Homestead") dismissed Ernst & Young LLP as Homestead's principal accountant to audit Homestead's financial statements and with the statements contained in the third paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                 /s/   ERNST & YOUNG LLP